EXHIBIT 2.2

DOCUMENT NO.  1068 /1998

                                 R e c o r d e d

                in this Free and Hanseatic City of Hamburg
                             on 24 July 1998.

                                   Before me,
          the Hamburg notary public Dr. jur. Ascan Pinckernelle
            whose office is at Loogestrasse 22, 20249 Hamburg,
                                 today appeared

                      at Warburgstrasse 50, 20354 Hamburg,
                       where I had proceeded upon request:


1.    The lawyer Michael Leue, Abteistrasse 57, 20149 Hamburg, Germany,

and

2.    the lawyer Dr. Holger Iversen, Warburgstrasse 50, 20354 Hamburg, Germany,


both personally known to me, acting not for themselves but on behalf of

      a)  Mr. Wolfgang Brandt, Ansorgestrasse 24, 22605 Hamburg,

      b)  Mr. Eberhardt Schluter, Bohmersweg 9, 20148 Hamburg,

      c) Weider Nutrition Group, Inc. 1960 South 4250 West, Salt Lake City, UT 84104-4836, USA,

pursuant to a power of attorney granted to them in the stock purchase agreement of 9 July 1998 (the "Agreement") regarding all of the shares in Haleko Hanseatisches Lebensmittel Kontor GmbH which was recorded by the acting Notary (document no. 978/1998).
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The persons appearing deposed and declared for my record as follows:

                                       I.

At our request this record is being executed in the English language. Each of us is sufficiently familiar with that language.

- I, the acting notary, have satisfied myself of the truthfulness of this statement. I, too, am sufficiently familiar with the English language -

                                       II.

Capitalised terms used herein without definition are so used as defined in the Agreement; references to Sections are references to sections of the Agreement.

                                      III.

Pursuant to a written assignment of 21/24 July 1998 the Buyer has assigned the Agreement and all its rights and obligations thereunder to Weider Nutrition GmbH ("Weider GmbH") and Zweiundachtzigste Verwaltungsgesellschaft Dammtor mbH ("Dammtor") thereby, however, reserving the right to negotiate and execute any amendments to the Agreement ("Assignment"); a certified copy of the said assignment is attached to this deed as Annex..

                                       IV.

The Agreement is subject to certain Conditions Precedent specified in Section
3.1. According to Section 4 completion was supposed to take place on the seventh Business Day following the date on which the last of the Conditions Precedent had been fulfilled. Following the written instructions from each of the parties to the Agreement the Conditions Precedent and completion procedure are amended as follows:
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1.    All parties to the Agreement waive the fulfillment of the Condition
      Precedent in Section 3.1 (h).

2. Although the last of the remaining Conditions Precedent has only been fulfilled on the date hereof the parties hereby jointly agree to execute the actions in Section 4.1, 4.3 (b) and 4.4 today. For this purpose the parties agree to amend the Agreement as follows:

a)          Following the execution of this deed

            - the parties shall enter into a share transfer deed substantially in the form attached hereto as Exhibit 1 according to which the Sellers will transfer all the shares in the Company to Weider GmbH except for one share in the amount of DM 4,000 which shall be transferred to Dammtor. The respective share transfer deed shall be unconditional except for the payment of the purchase price;

            - Brandt and Schluter shall each sign and execute the agreements listed in Section 4.4;

            - Buyer shall deliver the Stock pursuant to Section 2.2 to the lawyer Mr. Michael Leue of Abteistrasse 57, 20149 Hamburg ("Leue") subject to the terms of an escrow agreement substantially in the form attached hereto as Exhibit 2;

      b) Within the next seven Business Days following the date hereof, Buyer shall transfer

            - an amount of DM 14,925,000.00 (Deutsche Mark fourteen million nine hundred twenty five thousand) to the following account held by Schluter:

                              Bank:         Hamburger Sparkasse
                              Account No.:  1240/497006
                              Sort Code:    200 505 50

            - an amount of DM 14,925,000.00 (Deutsche Mark fourteen million nine hundred twenty five thousand) to the following account held by Brandt:

                              Bank: Deutsche Bank AG, Hamburg
                              Account No.: 3522406
                              Sort Code:   200 700 00

            - an amount of DM 15,000,000.00 (Deutsche Mark fifteen million) to the following account held by Schulte;

                             Bank: Deutsche Bank AG, Hamburg
                             Account No.: 5422779
                             Sort Code:   200 700 00.

All other provisions of the Agreement shall remain unchanged.

                                  * * *

This deed was read out to the persons appearing, approved by them and signed in their own hands as follows:

/s/ MICHAEL LEUE
    Michael Leue

/s/ HOLGER IVERSEN
    Holger Iversen

                                           /s/ DR. ASCAN PINCKERNELLE
                                               Dr. Ascan Pinckernelle
                                                  [Notary Public]